Exhibit 4.1
NV ENERGY, INC.
OFFICERS’ CERTIFICATE
November __, 2010
     Pursuant to Sections 2.01, 13.04 and 13.05 of the Indenture dated as of May 1, 2000 (as supplemented and amended from time to time, the “Indenture”), between NV Energy, Inc., f/k/a Sierra Pacific Resources (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as trustee (the “Trustee”) and the authority granted in the Board Resolutions of the Company dated October 30, 2009, the undersigned officers of the Company, Dilek L. Samil, Senior Vice President, Finance, Chief Financial Officer, and Treasurer and Paul J. Kaleta, Senior Vice President, General Counsel, Shared Services and Corporate Secretary, hereby certify as follows:
     The terms and conditions of the Securities of the series described in this Officers’ Certificate (as amended, modified and supplemented from time to time, the “Officers’ Certificate”) are as follows (the numbered paragraphs set forth below corresponding to the numbered paragraphs of Section 2.01 of the Indenture, except for a portion of paragraph 8 and paragraph 20 below). Certain terms used herein are defined in paragraph 20 of this Officer’s Certificate. Capitalized terms used herein but not defined in said paragraph 20 or elsewhere in this Officer’s Certificate shall have the meanings assigned to them in the Indenture unless the context clearly requires otherwise
1.	Title; Ranking. The Securities of such series to be issued under the Indenture shall be designated “6.25% Senior Notes due 2020” (the “Senior Notes”). The Senior Notes shall constitute the senior, unsecured and unsubordinated debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company. The form of Senior Notes, including the related form of Trustee’s certificate of authentication and any applicable legends, is attached hereto as Exhibit A.

2.	Aggregate Principal Amount. The maximum initial principal amount of the Senior Notes to be authenticated and delivered under the Indenture (except for the Senior Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of other Senior Notes pursuant to Section 2.06, 2.07, 2.09 or 3.07 of the Indenture) shall be $315,000,000. There shall be no limit upon the aggregate principal amount of Senior Notes that may be authenticated and delivered under the Indenture.

3.	Book-entry; Form, Etc. The Senior Notes initially will be issued in book-entry form only. The Senior Notes will be represented by one or more global securities deposited with The Depository Trust Company (the “Depositary”) and registered in the name of the Depositary’s nominee. None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in and such global security, any direct or indirect participant of the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any such participant, with respect to any ownership interest in the Senior Notes or with respect to the delivery to any such participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Senior Notes and under the Securities and the Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the global security). The rights of beneficial owners in the global security shall be exercised only through the Depositary subject to the applicable procedures of the Depositary. The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any global security for all purposes of the Senior Notes and the Indenture relating to such global security (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such global security) as the sole Holder of such Global Security and shall have no obligations to the beneficial owners thereof. None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such global security, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such global Security, for any transactions between the Depositary and any such participant or between or among the Depositary, any such participant and/or any holder or owner of a beneficial interest in such global security, or for any transfers of beneficial interests in any such global security. The Depositary shall make book-entry transfers among its participants and receive and transmit any payments on the global securities to such participants; provided that, solely for the purposes of determining whether the Holders of the requisite amount of the Senior Notes have voted on any matter provided for in the Indenture, the Company may rely conclusively on, and shall be protected in relying on, any written instrument (including a proxy) delivered to the Company by the Depositary setting forth the votes of the beneficial owners of the Senior Notes or assigning the right to vote on any matter to any other Persons either in whole or in part. The Company will not issue the Senior Notes in definitive form unless the Depositary at any time is unwilling or unable to continue as a depository and the Company does not appoint a successor depository within 90 days. Under such circumstances, the Company will issue Senior Notes in definitive form in exchange for the entire global security. Senior Notes so issued in definitive form will be issued as registered Senior Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless the Company specifies otherwise. The Senior Notes may bear such legends as set forth on Exhibit A hereto.
Each global security shall represent such of the outstanding Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a global security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Notes represented thereby shall be made by the Trustee, as custodian of the global security (the “Custodian”).
No service charge shall be made for registration of transfer or exchange of the Senior Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer (other than in certain cases provided in the Indenture).

4.	Not applicable.

5.	Not applicable.

6.	Maturity. The principal amount of all outstanding Senior Notes shall be payable at their Stated Maturity on November 15, 2020.

7.	Interest. The interest rate to be borne by the Senior Notes shall be 6.25% per annum from November 22, 2010 to, but excluding, the Stated Maturity of the Senior Notes.

The Company shall pay interest semi-annually in arrears on May 15 and November 15 of each such year, commencing May 15, 2011 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Senior Notes shall accrue from November 22, 2010 or, if interest has already been paid, from the date it was most recently paid. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne on the Senior Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Interest shall be paid in arrears on each Interest Payment Date to the Person in whose name the Senior Notes are registered on the Record Date for such Interest Payment Date; provided that, interest payable at the Stated Maturity of principal as provided herein will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Record Date and may either be paid to the Person or Persons in whose name the Senior Notes are registered at the close of business on a special record date (as such term is used in Section 2.12 of the Indenture) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of the Senior Notes not less than ten days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes may be listed, and upon such notice as may be required by any such exchange, all as set forth in Section 2.12 of the Indenture.

8.	Place and Method of Payment; Regulations of Transfer and Exchanges; Notices. The corporate trust agency office of the The Bank of New York Mellon Trust Company, N.A. at 101 Barclay Street in New York, New York 10286 shall be the place at which (i) the principal, interest and premium of the Senior Notes shall be payable, provided, in the event the Person entitled thereto has given wire transfer instructions to the Company prior to the fifth day preceding the Record Date, payments of the principal and interest on the Senior Notes shall be made in accordance with such wire instructions (ii) registration of transfer of the Senior Notes may be effected, and (iii) exchanges of the Senior Notes may be effected. The Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A., at 700 South Flower Street, Suite 500 in Los Angeles, California 90017 shall be the place where notices and demands to or upon the Company in respect to the Senior Notes and the Indenture may be served; and The Bank of New York Mellon Trust Company, N.A. shall be the Paying Agent and Registrar for the Senior Notes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such place or the Paying Agent and Registrar; and provided, further, that the Company reserves the right to designate, by one or more Officer’s Certificates, its principal office in Las Vegas, Nevada as any such place or itself or any of its Subsidiaries as the Registrar; provided, however, that there shall be only a single Registrar for the Senior Notes.

9.	Optional Redemption.

(i) The Company shall have the option to redeem the Senior Notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining the present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(ii) If less than all of the Senior Notes are to be redeemed at any time, the Trustee will select Senior Notes for redemption as follows:
(A) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Notes are listed; or
(B) if the Senior Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as t he trustee deems fair and appropriate.
     No Senior Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior

Notes or a satisfaction and discharge of the Senior Notes under the Indenture. Notices of redemption may not be conditional.
     If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the Senior Notes upon cancellation of the original note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes, or portions thereof, called for redemption.
10.	Mandatory Redemption/Redemption at Option of Holders/Repurchase at Option of Holders.

(i) Mandatory Redemption. Except as provided in the next paragraph or set forth in clause (ii) of this Section 10, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

In the event:
     A. the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(I) commences a voluntary case,
(II) consents to the entry of an order for relief against it in an involuntary case,
(III) consents to the appointment of a Custodian of it or for all or substantially all of its property,
(IV) makes a general assignment for the benefit of its creditors, or
(V) generally is not paying its debts as they become due; or
     B. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(I) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case,
(II) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(III) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days, the Company will be required to redeem the Senior Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest on the Senior Notes to the date of redemption, without further action or notice on the part of the Trustee or the Holders of the Senior Notes.
(ii) Redemption at Option of Holders. The Holders of at least 25% in principal amount of then outstanding Senior Notes may deliver a notice to the Company requiring the Company to redeem the Senior Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest, if any, on any such Senior Notes to the date of redemption, upon the occurrence of any of the following events (the “Triggering Events”):
A. failure to pay when due the principal of, or premium, if any, on the Senior Notes;
B. failure by the Company or any of its Restricted Subsidiaries to comply with any of the provisions described in of Section 18 (C) hereof (“Covenants—Merger Consolidation or Sale of Assets”);
C. failure by the Company for 30 days after notice to comply with the provisions described in Section 10(iii) hereof (under the heading “Repurchase at the Option of Holders — Change of Control”);
D. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restrict Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:
(I)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(II)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $70.0 million or more; or

E. failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $70.0 million, which judgments are not paid, discharged or stayed for a period of 60 days.
     The Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Company and the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Triggering Event and its consequences, except a continuing Triggering Event related to the payment of the principal of, or premium, if any, on the Senior Notes.
     In the case of any Triggering Event occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the provisions of this Officers’ Certificate relating to redemption at the option of the Company, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the redemption of the Senior Notes at the option of the Holders.
     Upon becoming aware of any Triggering Event, the Company shall deliver to the Trustee a statement specifying such Triggering Event.
(iii) Offer to Purchase Upon Change of Control.
A.	Upon the occurrence of a Change of Control, each Holder of Senior Notes shall have the right to require the Company to purchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000) of such Holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (the “Change of Control Payment”). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating: (i) that the Change of Control Offer is being made pursuant to the provisions of this Section 10(iii) and that all Senior Notes tendered shall be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (iii) that any Senior Note not tendered shall continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Senior Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Senior Notes purchased; and (vii) that Holders whose Senior Notes are being purchased only in part shall be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.
B.	On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note shall be in a principal amount of $2,000 or an integral multiple $1,000.

C.	The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under this Officers’ Certificate or the Indenture relative to the Company’s obligations to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding.

D.	The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof.
11.	Denominations. The Senior Notes shall be issued in denominations of $2,000, or any integral multiple of $1,000 in excess thereof, whether they are issued in global or definitive form.
12.	Not applicable.
13.	Not applicable.
14.	Not applicable.
15.	Not applicable.
16.	Not applicable.
17.	Not applicable.
18.	Covenants
A.	Liens.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.
B.	Payments for Consent.
     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Officers’ Certificate, the Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
C.	Merger, Consolidation or Sale of Assets.
     The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(I)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(II)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes by supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee;

(III)	immediately after such transaction no Default or Event of Default exists; and

(IV)	the Company, or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction or series of transactions have been complied with.
     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (IV) of this Section 18(C) shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this Section 18(C) hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Officers’ Certificate and the Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Officers’ Certificate and the Indenture with the same effect as if such successor Person had been named as the Company herein, provided, however, that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Senior Notes (and its obligations to the Trustee pursuant to Section 7.07 of the Indenture) except in the case of a sale of all of the Company’s assets that meets the requirements of this Section 18(C).
D.	Covenant Defeasance
In order for the Company to cease to be under any obligation to comply with any term, provision or condition set forth in Sections 4.04, 4.05, 4.06 and 4.07 and 6.01 and 6.02 as they relate to 6.01(d) of the Indenture, with respect to the Senior Notes and any other covenants provided in this Certificate (hereinafter, “Covenant Defeasance”), the Company shall satisfy the requirements set forth under Section 8.02 of the Indenture and shall also satisfy the following additional conditions:
     A. No Triggering Event shall have occurred and be continuing on the date of the deposit required pursuant to Section 8.02(1) of the Indenture (other than a Triggering Event arising from the breach of a covenant under this Officer’s Certificate resulting from the borrowing of funds to be applied to such deposit);
     B. Such Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Officer’s Certificate) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     C. The Company must deliver to the Trustee an officer’s certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
     D. The Company must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.
19.	No Recourse Against Others.
No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, the Indenture, any Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

20.	Definitions. Set forth below are certain defined terms used in this Officers’ Certificate. Reference is made to the Indenture for the definitions of any capitalized used herein for which no definition is provided herein.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (i) with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;
     (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; and
     (iii) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock” means:

     (i) in the case of a corporation, corporate stock;
     (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Change of Control” means the occurrence of any of the following:
     (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);
     (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Company, measured by voting power rather than number of shares; or
     (iv) the first day on which the Company ceases to be a Beneficial Owner of a majority of the Voting Stock of either NPC or SPPC.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining terms of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturing to the remaining term of the Senior Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such third business day, the Reference Treasury Dealer Quotation for such redemption date.
     “Credit Facility” means the current credit facilities of NPC and SPPC and any extensions, replacements, amendments or restatements thereof, from time to time.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be an Event of Default as defined in the Indenture.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Event of Default” means an Event of Default as defined in the Indenture.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:
     (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;
     (ii) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;
     (iii) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and
     (iv) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
     (i) in respect of borrowed money;
     (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (ii) in respect of banker’s acceptances;
     (iv) representing Capital Lease Obligations;
     (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or
     (vi) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
     The amount of any Indebtedness outstanding as of any date shall be:
     (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
     (ii) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Issue Date” shall mean November 22, 2010.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Non-Recourse Debt” means Indebtedness:
     (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
     (ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Senior Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and
     (iii) as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “NPC” means Nevada Power Company d/b/a NV Energy, a Nevada corporation.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Permitted Liens” means:
     (i) Liens securing any Indebtedness under a Credit Facility and all Obligations and Hedging Obligations relating to such Indebtedness;
     (ii) Liens in favor of the Company or any Subsidiary Guarantors;
     (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
     (iv) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;
     (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (vi) Liens existing on the Issue Date;
     (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (including Hedging Obligations) that do not exceed $70.0 million at any one time outstanding;
     (ix) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction; and

     (x) Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of the Company or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of the Company, any of its Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from the Company or any of its Subsidiaries.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.
     “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.
     “Receivables Entity” means a Wholly-Owned Subsidiary of the Company or any of its Restricted Subsidiaries (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:
     (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

     (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
     (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or
     (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (ii) which is not party to any agreement, contract, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any Restricted Subsidiary of the Company other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and
     (iii) to which neither the Company nor any Restricted Subsidiary of the Company has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.
     “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by the Company.
     “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “SPPC” means Sierra Pacific Power Company, d/b/a NV Energy, a Nevada corporation.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
     (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Subsidiary Guarantee” means any Guarantee of the Senior Notes to be executed by any Subsidiary of the Company.
     “Subsidiary Guarantors” means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
     (i) has no Indebtedness other than Non-Recourse Debt;
     (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
     (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and
     (v) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          Other Definitions.

	Defined in
Term	Section

“Change of Control Offer”	10	(iii)
“Change of Control Payment”	10	(iii)
“Change of Control Payment Date”	10	(iii)
“Covenant Defeasance”	18
“Custodian”	3
“Depositary”	3
“Interest Payment Date”	7
“Payment Default”	10	(ii)
“Senior Notes”	1
“Triggering Event”	10	(ii)
     The undersigned officers of the Company do each hereby further certify for himself or herself respectively, pursuant to Sections 13.04 and 13.05 of the Indenture, as follows:
(i)	The undersigned has read the covenants and conditions of the Indenture relating to the issuance, authentication and delivery of the Senior Notes and in respect of compliance with which this Officer’s Certificate is furnished, and the definitions in the Indenture relating thereto;
(ii)	The statements contained in this Officer’s Certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this Officer’s Certificate and, as to factual matters, upon our discussions with officers and employees of the Company familiar with the facts relating to the matters set forth herein;

(iii)	In the opinion of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not such covenants and conditions have been complied with; and

(iv)	In the opinion of the undersigned, such conditions and covenants, and all conditions precedent, (including any covenants compliance with which constitutes a condition precedent) relating to the authentication and delivery by the Trustee of the Senior Notes requested to be authenticated and delivered on the date hereof, have been complied with.

     IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate as of the date first written above.

Dilek L. Samil
Senior Vice President, Finance Chief Financial Officer and Treasurer

Paul J. Kaleta
Senior Vice President, General Counsel, Shared Services, and Corporate Secretary

Signature Page — Officer’s Certificate (Form and Terms)

Exhibit A
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE OFFICERS’ CERTIFICATE UNDER THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE II OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3 OF THE OFFICERS’ CERTIFICATE UNDER THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR ANY SUCCESSOR THERETO.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, TO THE COMPANY OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
NV ENERGY, INC.
6.25% Senior Notes due 2020

Original Interest Accrual Date:	November 22, 2010	Redeemable: Yes ☑ No ☐
Stated Maturity:	November 15, 2020	Redemption Date: See Below
Interest Rate:	6.25%	Redemption Price: See Below
Interest Payment Dates:	May 15 and November 15
Record Dates:	May 1 and November 1
The Security is not a Discount Security
within the meaning of the within-mentioned Indenture.

CUSIP No. 67073Y AA4
6.25% Senior Notes due 2020

No. R-	$__________
promises to pay to Cede & Co. or registered assigns, the principal sum of $___________ on November 15, 2020.

     1. Interest. NV Energy, Inc., a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Senior Note at 6.25% per annum, from November 22, 2010 until maturity. The Company shall pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Senior Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Original Interest Accrual Date specified above; provided that if there is no existing Default in the payment of interest, and if this Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Senior Notes, in which case interest shall accrue from the Original Interest Accrual Date specified above; provided, further, that the first Interest Payment Date shall be May 15, 2011. The Company shall pay interest (including postpetition interest in any proceeding under the Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne on the Senior Notes; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company shall pay interest on the Senior Notes (except Defaulted Interest) to the Persons who are registered Holders of Senior Notes at the close of business on the May 1 and November 1 next preceding the Interest Payment Date, even if such Senior Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to Defaulted Interest. The Senior Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Senior Notes at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, interest and premium on, all Global Notes and all other Senior Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder of Senior Notes. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. This Senior Note is one of a duly authorized issue of Securities of the Company, issued and issuable in one or more series under the Indenture, dated as of May 1, 2000 (such Indenture as originally executed and delivered and as supplemented or amended from time to time thereafter, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights,

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duties and immunities of the Company, the Trustee and the Holders of the Securities thereunder and of the terms and conditions upon which the Securities are, and are to be, authenticated and delivered and secured. The acceptance of this Senior Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Senior Note is one of the series designated above. The terms of the Senior Notes include those stated in the Indenture, the Officers’ Certificate dated November 22, 2010 (the “Officers’ Certificate”) and those made part of the Indenture by reference to the Trust Indenture Act. The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Senior Note conflicts with the express provisions of the Indenture or the Officers’ Certificate, the provisions of the Indenture and the Officers’ Certificate shall govern and be controlling. The Senior Notes are general obligations of the Company initially limited to $___________ aggregate principal amount in the case of Senior Notes issued on the Issue Date.
     5. Optional Redemption. The Company shall have the option to redeem the Senior Notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining the present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Officer’s Certificate) plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.
     6. Notice of Optional Redemption. Notices of optional redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Senior Notes under the Indenture. No Senior Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the Senior Notes upon cancellation of the original note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.
     7. Mandatory Redemption. Other than as provided in the next paragraph or in connection with Section 8 below, the Company shall not be required to make mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes.
     In the event:
     A. the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

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(I) commences a voluntary case,
(II) consents to the entry of an order for relief against it in an involuntary case,
(VI) consents to the appointment of a Custodian of it or for all or substantially all of its property,
(VII) makes a general assignment for the benefit of its creditors, or
(VIII) generally is not paying its debts as they become due; or
     B. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(I) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case,
(II) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or
(III) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days, the Company will be required to redeem the Senior Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest on the Senior Notes to the date of redemption, without further action or notice on the part of the trustee or the Holders of the Senior Notes.
     8. Redemption at the Option of Holders. Upon the occurrence of any of the following Triggering Events: (a) failure to pay when due the principal of, or premium, if any, on the Senior Notes; (b) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described in Section 18(C) of the Officer’s Certificate; (c) failure by the Company for 30 days after notice to comply with the provisions described in Section 10(iii) of the Officer’s Certificate; (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the original issue date of the Senior Notes, if that default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default

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or the maturity of which has been so accelerated, aggregates $70.0 million or more; or (e) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $70.0 million, which judgments are not paid, discharged or stayed for a period of 60 days, the Holders of at least 25% in principal amount of the Senior Notes then Outstanding may deliver a notice to the Company requiring the Company to redeem the Senior Notes immediately at a Redemption Price equal to 100% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest, if any, on the Senior Notes to the Redemption Date. The Holders of a majority in aggregate principal amount of the Senior Notes then Outstanding by notice to the Company and the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of interest on, or the principal of, the Senior Notes. In the case of any Triggering Event by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the provisions of the Officers’ Certificate relating to redemption at the option of the Company, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the redemption of the Senior Notes at the option of the Holders.
     9. Denominations, Transfer, Exchange. The Senior Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture and the Officers’ Certificate. The Registrar and the Trustee may require a Holder of Senior Notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of Senior Notes to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Senior Note or portion of a Senior Note selected for redemption, except for the unredeemed portion of any Senior Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
     10. Persons Deemed Owners. The registered Holder of a Senior Note may be treated as its owner for all purposes.
     11. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture, considered as one class; provided, however, that if there shall be Securities of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such Tranches, then the consent only of the

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Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any Holders of Securities. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities then Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.
     12. Events of Default. If an Event of Default shall occur and be continuing, the principal of this Senior Note may be declared due and payable in the manner and with the effect provided in the Indenture.
     13. No Recourse Against Others. No directors, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, the Indenture, any Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
     14. Authentication. Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     15. Transfer and Exchange.
          (a) As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A. in New York, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this series of authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees.
          (b) No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          (c) Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in

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whose name this Senior Note is registered as the absolute owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     16. Governing Law. The Senior Notes shall be governed by and construed in accordance with the laws of the State of New York.
     17. Definition of “Business Day” and Other Terms. As used herein, “Business Day” shall mean any day, other than Saturday or Sunday, on which commercial banks are open for business, including dealings in deposits in U.S. dollars, in New York. All other terms used in this Senior Note which are defined in the Indenture or the Officers’ Certificate shall have the meanings assigned to them in the Indenture or the Officers’ Certificate, as applicable, unless otherwise indicated.
     18. Abbreviations. Customary abbreviations may be used in the name of a Holder of Senior Notes or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Senior Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders of Senior Notes. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company shall furnish to any Holder of Senior Notes upon written request and without charge a copy of the Indenture. Requests may be made to:
NV Energy, Inc.
Attn: Chief Financial Officer
P.O. Box 230
6226 W. Sahara Avenue
Las Vegas, Nevada 89146

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     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NV Energy, Inc.
By:
Dilek L. Samil
Senior Vice President, Finance Chief Financial Officer and Treasurer

CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated: _____________, _____

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE***
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal
	Amount of	Amount of	Amount of this	Signature of
	decrease in	increase in	Global Note	authorized
	Principal	Principal	following such	signatory of
Date of	Amount of this	Amount of this	decrease (or	Trustee or Note
Exchange	Global Note	Global Note	increase)	Custodian

***	This should be included only if the Note is issued in global form.

Assignment Form
To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior
Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint __________________________________________________ to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase
     If you want to elect to have this Senior Note purchased by the Company pursuant to Section 10(iii) (Offer to Purchase upon Change of Control) of the Officers’ Certificate, check the box below:
☐ Section 10(iii) (Offer to Purchase
upon Change of Control)
     If you want to elect to have only part of the Senior Note purchased by the Company pursuant to Section 10(iii) (Offer to Purchase upon Change of Control) of the Indenture, state the amount you elect to have purchased:
     $
Date:

Your Signature:
(Sign exactly as your name appears on the face of the Senior Note)

Tax Identification No.:
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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